Exhibit 10.19

                                 STEPHEN RUSSELL
                              EMPLOYMENT AGREEMENT
                                 AMENDMENT NO. 3

         Amendment No. 3, dated as of July 26, 2000, to the employment agreement dated as of January 21, 1994 between Celadon Group, Inc., a Delaware corporation (the "Company"), and Stephen Russell ("Employee"), as amended by the amendments dated as of February 12, 1997 and as of August 1, 1997 (the "Employment Agreement").

         The parties wish to amend the Employment Agreement as set forth below. Accordingly, the parties agree as follows:

          1. Section 1 of the Employment Agreement is amended in its entirety to read as follows:

             "The Company agrees to continue to employ Employee, and Employee agrees to continue to serve, on the terms and conditions of this Agreement for a period commencing on the date hereof and ending on January 21, 2004. The period during which Employee is employed hereunder is hereinafter referred to as the "Employment Period." The Employment Period shall be automatically renewed for successive two-year terms unless either party gives written notice to the other at least 90 days prior to the expiration of the then Employment Period, of such party's intention to terminate Employee's employment hereunder at the end of the then current Employment Period."

          2. The following language shall be added at the end of Section 9(c) of the Employment Agreement:

             "A notice by the Company of non-renewal of the Employment Period pursuant to Section 1 above shall be deemed an involuntary termination of Employee by the Company without Cause as of the end of the Employment Period, but the Executive may terminate at any time after the receipt of such notice and shall be treated as if he was terminated without Cause as of such date. Notwithstanding anything herein to the contrary, in the event of the termination by the Company of Employee's employment hereunder otherwise than pursuant to Section 9(a) and 9(b) during the period beginning 180 days prior to a Change in Control (as defined in Section 10(b)) and ending immediately prior to the Change in Control or at any time during the period beginning on the date of the Change in Control and ending on the two-year anniversary of the Change in Control, Employee shall be entitled to receive from the Company the amounts and benefits described in Section 19(b)(iii) hereof in lieu of the amounts payable pursuant to the first sentence of this Section 9(c)."

          3. The flush language following Section 19(b)(i)(E) of the Employment Agreement shall be deleted and the first paragraph of Section 10(b)(i) of the Employment Agreement is amended in its entirety to read as follows:

             "(i) Notwithstanding anything herein contained to the contrary, in the event Employee terminates his employment at any time during the period beginning 180 days prior to a Change in Control (as hereinafter defined in this Section 10(b)) and ending immediately prior to the Change in Control or at any time during the period beginning on the date of the Change in Control and ending on the two-year anniversary of the Change in Control Employee may terminate his employment hereunder upon 10 days prior written notice to the Company as a result of the occurrence of any of the following events:"

          4. The following language shall be added at the end of Section 10(b)(i) of the Employment Agreement:

             "In addition to the foregoing, Employee may terminate his employment with the Company for any reason during the 90-day period immediately following the date which is six months after any Change in Control and receive the amounts and benefits described in
             Section 10(b)(iii) hereof."

          5. Section 10(b)(iii) of the Employment Agreement is amended in its entirety to read as follows:

             "Upon termination of this Agreement under the provisions of this
             Section 10(b), Employee shall be (A) entitled to his normal salary, bonuses, awards, perquisites, and benefits through the date of such termination ("Accrued Obligations") and, in addition thereto, (B) paid in a lump sum, on the date of such termination three times Employee's base salary in effect on the date immediately preceding the Change in Control (or, if impermissibly reduced, prior to such reduction), (C) paid in a lump sum, on the date of such termination three times the highest annual bonus paid to Employee for the three calendar years prior to the calendar year in which the date of the Change in Control occurs, (D) paid in a lump-sum, on the date of such termination a pro-rata portion of Employee's bonus for the fiscal year in which the Change in Control occurs (determined by multiplying such amount by a fraction, the numerator of which is the number of days during the fiscal year of termination that Employee is employed by the Company and the denominator of which is, 365); (E) entitled to the continuation of medical and dental benefits for Employee (and eligible dependents) upon the same terms and conditions in effect prior to the Change in Control for the 36 month period following the date of termination provided, to the extent Employee incurs tax that he would not have incurred as an active employee as a result of the aforementioned coverage or the benefits provided thereunder, Employee shall received from the Company an additional payment in the amount necessary so that Employee will have no additional cost for receiving such items or any additional payment, (F) outplacement services at a level commensurate with Employee's position, including use of an Employee office and secretary available through such outplacement services, for a period of one year commencing on Employee's date of termination but in no event extending beyond the date on which Employee commences other full time employment and (G) upon the occurrence of a Change in Control full and immediate vesting of all stock options and other equity-based awards held by Employee. In the event Employee obtains other full time employment that offers substantially similar or improved medical and dental benefits, such continuation coverage by the Company for such medical or dental benefits under Section 10(b)(iii)(E) shall immediately cease. The continuation health benefits for the above-referenced 36 month period shall reduce an count against Employee's rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended."

          6. A new Section 16 is hereby added to the Employment Agreement to read as follows:

             "16 Limitation of Payments.

             (a) In the event that Employee shall become entitled to the amounts and/or benefits provided by Section 10(b)(iii) or any other amounts (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions results in a change of ownership covered by Section 280G(b)(2) of the Code or any person affiliated with the Company or such person) as a result of a Change in Control or other change in ownership as defined in Section 280G of the Code (collectively the "Company Payments"), and such Company Payments will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Code (and any similar tax that may hereafter be imposed) the Company shall pay to Employee at the time specified in subsection (d) below an additional amount (the "Gross-up Payment') such that the net amount retained by Employee, after deduction of any Excise Tax on the Company Payments and any federal, state, and local income or payroll tax upon the Gross-up Payment provided for by this paragraph (a), but before deduction for any federal, state, and local income or payroll tax on the Company Payments, shall be equal to the Company Payments. Notwithstanding the foregoing provisions of this Section 16 to the contrary, if it shall be determined that Employee is entitled to a Gross-up Payment, but the Company Payments do not exceed 110% of the greatest amount (the "Reduced Amount") that could be paid to Employee such that the receipt of Company Payments would not give rise to any Excise Tax, then no Gross-up Payment shall be made to Employee and the Company Payments, in the aggregate shall be reduced to the Reduced Amount.

             (b) For purposes of determining whether any of the Company Payments and Gross-up Payments (collectively the "Total Payments") will be subject to the Excise Tax and determining the amounts of such Excise Tax: (i) the Total Payments shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "parachute payments" in excess of the "base amount" (as defined under Code Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless sand except to the extent that, in the opinion of the Company's independent certified public accountants appointed prior to any change in ownership (as defined under Code Section 280G(b)(2)) or tax counsel selected by such accountants (the "Accountants") such Total Payments (in whole or in part), (A) do not constitute "parachute payments," (B) represent reasonable compensation for services actually rendered within the meaning of section

             280G(b)(4) of the Code or (C) are otherwise not subject to the Excise Tax; and (ii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

             (c) For purposes of determining the amount of the Gross-up Payment, Employee shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Employee's residence for the calendar year in which the Company Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year. In the event that the Excise Tax is subsequently determined by the Accountants to be less than the amount taken into account hereunder at the time the Gross-up Payment is made, Employee shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the prior Gross-up Payment attributable to such reduction (plus the portion of the Gross-up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the portion of the Gross-up Payment being repaid by Employee if such repayment results in a reduction in Excise Tax or a federal, state and local income tax deduction), plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing, in the event any portion of the Gross-up Payment to be refunded to the Company has been paid to any federal, state and local tax authority, repayment thereof (and related amounts) shall not be required until actual refund or credit of such portion has been made to Employee, and interest payable to the Company shall not exceed the interest received or credited to Employee by such tax authority for the period it held such portion. Employee and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expense thereof) if Employee's claim for refund or credit is denied.

             In the event that the Excise Tax is later determined by the Accountants or the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Gross-up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-up Payment), the Company shall make an additional Gross-up Payment in respect of such excess (plus any interest or penalties payable with respect to such excess) at the time that the amount of such excess is finally determined

             (d) The Gross-up Payment or portion thereof provided for in subsection (c) above shall be paid not later than the thirtieth day following an event occurring which subjects Employee to the Excise Tax; provided, however, that if the amount of such Gross-up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to Employee on such day an estimate, as determined in good faith by the Accountants, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Code Section 1274(b)(2)(B) of the Code), subject to further payments pursuant to subsection (c) hereof, as soon as the amount thereof can reasonably be determined, but in no event later than the ninetieth day after the occurrence of the event subjecting Employee to the Excise Tax. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to Employee, payable on the fifth day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

             (e) In the event of any controversy with the Internal Revenue Service (or other taxing authority) under this Section 16, Employee shall permit the Company to control issues related to this Section 16 (at its expense), provided that such issues do not potentially materially adversely affect Employee, but Employee shall control any other issues. In the event the issues are interrelated, Employee and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue, but if the parties cannot agree, Employee shall make the final determination with regard to the issues. In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, Employee shall permit the representative of the Company to accompany him, and Employee and his representative shall cooperate with the Company and its representative.

             (f) The Company shall be responsible for all charges of the Accountants"

          7. A new Section 17 is hereby added to the Employment Agreement to read as follows:

             "17. Legal Fees. To the fullest extent permitted by law, the Company shall promptly pay upon submission of statements all legal and other professional fees, costs of litigation, prejudgment interest, and other expenses incurred in connection with any dispute concerning payments, benefits or any other entitlements under Section l0(b); provided, however, the Company shall be reimbursed by Employee for (i) the fees and expenses advanced in the event Employee's claim is, in a material manner, in bad faith or frivolous and the arbitrator or court, as applicable, determines that the reimbursement of such fees and expenses is appropriate, or
             (ii) to the extent that the arbitrator or court, as appropriate, determines that such legal and other professional fees are clearly and demonstrably unreasonable."

          8. A new Section 18 is hereby added to the Employment Agreement to read as follows:

             "18. No Mitigation/No Offset/Release

             (a) In the event of any termination of employment hereunder, Employee shall be under no obligation to seek other employment and there shall be no offset against any amounts due Employee under this Agreement on account of any remuneration attributable to any subsequent employment that Employee may obtain, except as specifically provided in the penultimate sentence of Section 10(b)(iii) hereof. The amounts payable hereunder shall not be subject to setoff, counterclaim, recoupment, defense or other right which the Company may have against Employee or others, except as specifically set forth in this Section 18 hereof or upon obtaining by the Company of a final unappealable judgment against Employee.

             (b) Any amounts payable and benefits or additional rights provided pursuant to Section 10(b)(iii) beyond Accrued Obligations shall only be payable if Employee delivers to the Company a release of all claims that Employee has or may have against the Company and its affiliates (other than claims to payments, benefits or entitlements specifically payable or provided hereunder, claims under COBRA, claims to vested accrued benefits under the Company's employee benefit plans or any rights of indemnification under the Company's organizational documents) occurring up to the release date in such form as reasonably requested by the Company, provided, however, that such release shall also release Employee of all claims that the Company and its affiliates have or may have against Employee. In the event that the Company fails to deliver such release to Employee within 10 days from the later of (i) Employee's date of termination or (ii) the date of the Change in Control, such release shall not be required and shall not prohibit or otherwise delay payment of any amounts due Employee hereunder.

             (c) Upon any termination of employment, upon the request of the Company, Employee shall deliver to the Company a resignation from all offices and directorships and fiduciary positions of

             Employee in which Employee is serving with, or at the request of, the Company or its subsidiaries, affiliates or benefit plans."


          9. A new Section 19 is hereby added to the Employment Agreement to read as follows:

             "19. Litigation Support. Subject to Employee's other commitments, following the Employment Period, Employee shall be reasonably available to cooperate (but only truthfully) with the Company and provide information as to matters which Employee was personally involved, or has information on, during the Employment Period and which are or become the subject of litigation or other dispute."

          10. Agreement Otherwise Unchanged. The Employment Agreement, as so amended, shall remain in full force and effect.

          11. Counterparts. This amendment may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute the same agreement.


                                          CELADON GROUP, INC.


                                          By: /s/ Paul Will
                                             -----------------------------------
                                          Name:  Paul Will
                                          Title:  Chief Financial Officer

                                          /s/ Stephen Russell
                                          --------------------------------------
                                          Stephen Russell

                                          CELADON GROUP, INC.


                                          By:  /s/ Michael Miller
                                             -----------------------------------
                                          Name:  Michael Miller
                                          Title: Director/Compensation Committee


                                          /s/ Stephen Russell
                                          --------------------------------------
                                          Stephen Russell

                                          CELADON GROUP, INC.


                                          By: /s/ John Kines
                                             -----------------------------------
                                          Name:  John Kines
                                          Title: Director/Compensation Committee

                                          /s/ Stephen Russell
                                          --------------------------------------
                                          Stephen Russell